Exhibit 5.1
[LETTERHEAD OF HOGAN & HARTSON LLP]
February 28, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Re: CapitalSource Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     This firm has acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), and CapitalSource Finance LLC, a Delaware limited liability company, (“CS Finance”), in connection with the registration statement on Form S-4 (Reg. Nos. 333-140650 and 333-140650-01) (the "Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offer (the “Exchange Offer”) to exchange a new series of Senior Subordinated Convertible Debentures due 2034 of the Company (the “New Notes”), which will be guaranteed by CS Finance (the "Guarantee”), for all of the Company’s outstanding Senior Convertible Debentures due 2034, which are guaranteed by CS Finance (the “Old Notes”). The New Notes will be convertible into shares of common stock, par value $0.01 per share, of the Company (such shares, the “Conversion Shares”) or cash, at the Company’s election. The New Notes will be issued pursuant to an indenture (the "Indenture”) to be entered into by the Company, CS Finance and Wells Fargo Bank, N.A., as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the "Documents”):
1.	An executed copy of the Registration Statement.

2.	A copy of the form of the Indenture.

3.	A copy of the form of Senior Subordinated Convertible Debentures Due 2034 relating to the New Notes.

4.	A copy of the form of certificate evidencing the shares of Common Stock that may be issuable upon conversion of the New Notes.

5.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 12, 2006, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

CapitalSource Inc,
February 28, 2077

6.	The Certificate of Formation, as amended, of CS Finance, as certified by the Secretary of State of the State of Delaware on December 12, 2006, and as certified by the Secretary of CS Finance on the date hereof as being complete, accurate and in effect.

7.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	The Amended and Restated Limited Liability Company Operating Agreement of CS Finance, as certified by the Secretary of CS Finance on the date hereof as being complete, accurate and in effect.

9.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on January 31, 2007, and an action by the sole member of CS Finance adopted by written consent dated as of February 12, 2007, in each case as certified by the Secretary of the Company or CS Finance, as applicable, on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Indenture, the New Notes and the Conversion Shares.
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the laws of the State of New York, and (ii) as to the opinions given in paragraph (b), the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) Upon (i) due execution and delivery of the Indenture on behalf of the Company, CS Finance and the Trustee, (ii) due authentication of the New Notes by the Trustee, and (iii) due execution, issuance and delivery of the New Notes by the Company and due execution, issuance and delivery of the Guarantee by CS Finance upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in

CapitalSource Inc.
February 28, 2007

exchange therefor in accordance with the terms of the Exchange Offer, and as otherwise contemplated by the Indenture and the Registration Statement, (x) the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (y) the Guarantee will constitute the valid and binding obligation of CS Finance, enforceable against CS Finance in accordance with its terms.
     (b) With respect to any Conversion Shares issued upon the conversion of New Notes, following issuance of the New Notes and upon due exercise of applicable conversion rights in accordance with the terms of the Indenture and the New Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed in paragraph (a) above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.